Exhibit 99

GORMAN-RUPP EXPANDS EUROPEAN PRESENCE
Mansfield, Ohio — April 2, 2007 — The Gorman-Rupp Company (AMEX: GRC) reported that its wholly-owned subsidiary, The Gorman-Rupp International Company, has purchased controlling interest in Wavo Pompen B.V., a pump manufacturer with facilities located in Leeuwarden and Culemborg, The Netherlands.
Wavo Pompen, with annual sales of approximately $5.0 million during 2006, will continue to offer pumping equipment, both for sale and rent, to a broad customer base including the industrial, municipal, and construction markets in The Netherlands. Gorman-Rupp and Wavo have had a relationship for over 20 years and Wavo has managed Gorman-Rupp’s European Distribution Center in Leeuwarden since 2002.
Jeffrey S. Gorman, President and CEO commented, “Europe has been a very good market for The Gorman-Rupp Company, and we look forward to the benefits of expanding our international presence and increasing our line of pump products and services offered throughout the European community”.
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Mansfield, Ohio, USA
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.